Exhibit 99.1

2 Changi South Lane Singapore 486123	65.6299.8888 Main www.flextronics.com

PRESS RELEASE

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS ANNOUNCES BOARD OF DIRECTORS AUTHORIZATION FOR

ADDITIONAL SHARE REPURCHASES

Singapore, September 17, 2012 —   Flextronics (NASDAQ: FLEX) today announced that its Board of Directors has authorized a share repurchase plan.  Repurchases under the Company’s share repurchase plans are subject to an aggregate limit under Singapore law of 10% of the Company’s outstanding ordinary shares as of the Company’s Extraordinary General Meeting held in August 2012.  This new authorization permits the repurchase of ordinary shares up to the current maximum under the 10% limitation.

Share repurchases, if any, will be made in the open market.  The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements. The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical, energy and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

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